                                                                  Filed Pursuant
                                                               to Rule 424(b)(3)
                                                          Registration 333-44666


                                   PROSPECTUS

                                  APERIAN, INC.
                         333,314 SHARES OF COMMON STOCK

         The shares of our common stock covered by this prospectus are offered by the stockholders listed under "Selling Stockholders" beginning on page 7. We will not receive any of the proceeds from this offering.

         The information in this document is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

         Our common stock is listed on the Nasdaq Stock Market under the trading symbol APRN.

                                   ----------

         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                 The date of this prospectus is October 23, 2000

         Additional information is incorporated in this prospectus by reference to our reports filed with the SEC. The additional information includes our financial statements for the year ended March 31, 2000. Please refer to "Where You Can Find More Information" on page 10 for instructions on obtaining copies of our filed reports. You are urged to read this prospectus and our SEC reports in their entirety. All references to "we," "us" and "our," mean Aperian, Inc., and its subsidiaries.

                                  RISK FACTORS

         You should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered by this prospectus.

RISKS RELATED TO OUR BUSINESS

         OUR FORECASTS ARE BASED ON AN UNPROVEN BUSINESS MODEL. IF OUR MODEL'S ASSUMPTIONS ARE NOT ACCURATE WE MAY FAIL TO GENERATE PROFITS AND MAY CONTINUE TO RECOGNIZE LOSSES.

         The success of our business model depends on developing a market for unproven products and services. We generate revenues by providing customers with bandwidth and related services, relatively new products and services. Our success relies on our products and services achieving wide acceptance in the market at competitive prices. Because of the relative novelty of our products and services, our business model is based on limited and uncertain information about future demand and costs. As a result, we may not generate revenues at the expected levels or control expenses. If our earnings are lower than anticipated, we may disappoint investors, which could cause our stock price to decline.

         YOU HAVE LIMITED INFORMATION ON WHICH TO EVALUATE US. OUR FUTURE RESULTS MAY VARY SIGNIFICANTLY FROM OUR PAST PERFORMANCE.

         Since March 1999, we have changed the focus of our business from providing hardware and systems integration services to providing a suite of high-speed Internet access, data transport and networking services, co-location services and web site hosting services. Because of our limited operating history in providing our current product mix, there is limited operating and financial data about our business for you to use in evaluating us or our performance.

         WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUING LOSSES. AS A STOCKHOLDER, YOUR INVESTMENT MAY BE LOST IF WE FAIL TO BECOME PROFITABLE.

         To date, we have had limited revenues and have not shown a profit in our operations. During fiscal 2000, our total revenues were only $1.8 million of which $956,736 came from our new Internet infrastructure business. First quarter fiscal year 2001 revenues were $909,445, all of which came from our Internet infrastructure business. We expect our losses, which were approximately $22.0 million in fiscal year 2000 and approximately $4.3 million for the quarter ended June 30, 2000 to increase during fiscal year 2001, and possibly beyond, as we continue to expand our operations. As of June 30, 2000, our accumulated deficit was approximately $50.2 million. Approximately $12.9 million of the accumulated deficit relates to preferred stock discounts and dividends. Approximately $37.3 million of the deficit relates to losses from operations. Of the fiscal year 2000 net loss from operations, approximately $8.7 million was due to non-cash charges for issuances of common stock, stock options, and stock warrants to employees and non-employees. We cannot predict when profitability might be achieved, if at all. If we are able to become profitable, we may not be able to sustain it. If we are unable to obtain profitability or sustain it, we may have to discontinue operations.

         WE MAY BE UNABLE TO MANAGE COMPLICATIONS THAT ARISE DURING THE BUILD OUT OF ADDITIONAL DATA CENTERS. THESE BUILD OUTS MAY COST MORE THAN BUDGETED AND NOT GENERATE REVENUES AS QUICKLY AS ANTICIPATED.

         We are planning to build out new data centers across a wide range of geographic regions. The build out of data centers is a key element of our business strategy. Each data center takes approximately 30 to 90 days to complete. Any delay in the build out of new data centers could significantly harm our expansion plans. Many of the risks associated with significant expansion projects are beyond our control and could delay the build out of additional data centers. These risks include cost estimation errors or overruns, equipment and material delays or shortages, and the inability to obtain necessary permits on a timely basis, if at all.

         IF OUR NEW DATA CENTERS EXCEED OUR MANAGERIAL AND CAPITAL RESOURCES, OUR CUSTOMER SERVICE MAY SUFFER, CAUSING US TO LOSE CUSTOMERS.

         If completed, new data centers will result in substantial new operating expenses and managerial burdens. Moreover, a failure to institute adequate financial and managerial controls, reporting systems and procedures for multiple facilities would significantly harm our operations. Failure to manage the data centers' increased expenses and managerial burdens could interrupt operations causing us to lose customers.

         WE HAVE HAD RECENT CHANGES IN MANAGEMENT. OUR CURRENT MANAGEMENT MAY BE UNABLE TO LEAD US INTO PROFITABILITY.

         Many of our senior managers have only recently been hired. We are continuing to build a new management team. This team has not had the opportunity to work together in the past. There is no assurance the new management team will be able to successfully lead us into profitability.

         WE WILL BE UNABLE TO COMPETE EFFECTIVELY IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our future success depends on highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We face intense competition for qualified personnel in software development, network engineering and product management. If we are unable to attract and retain qualified personnel, our ability to compete will be compromised.

         OUR POSSIBLE EXPOSURE TO INFRINGEMENT CLAIMS MAY CAUSE UNEXPECTED LEGAL EXPENSES AND DIVERT MANAGEMENT RESOURCES.

         Our management personnel were previously employees of other telecommunications companies. Our management personnel may have had contracts with the prior companies. In many cases, these individuals conduct activities for us in areas similar to those in which they were involved before joining us. As a result, our employees or we could be subject to allegations of violation of trade secrets, breach of contract or unfair competition. These claims may distract our management and employees from their duties and require reallocation of our resources. Moreover, an unfavorable ruling may hinder our ability to use technology we need to conduct our business. Liability and defense costs under these claims could increase our expenses and adversely affect our ability to compete.

         OUR OPERATIONS DEPEND ON OUR ABILITY TO MAINTAIN FAVORABLE RELATIONSHIPS WITH THIRD PARTY SUPPLIERS. WE CANNOT ASSURE THE CONTINUITY OF THOSE RELATIONSHIPS.

         We have entered into several alliance and contractual agreements to utilize third parties' infrastructures and networks for our products and services. We are dependent on the continued availability of these infrastructures and networks for our growth and development. If we are unable to maintain or replace our relationships with our suppliers, we will be unable to provide the current level of services to our customers. Our failure to consistently provide our current levels of service could result in a reduction of our client base and sales volume.

         SYSTEM FAILURES COULD DISRUPT OUR SERVICES AND CAUSE US TO LOSE CUSTOMERS.

         Our target market is particularly sensitive to service failures. Service failures may reduce or terminate the services we supply to our customers. Any reduction or termination of our services could cause our customers to switch their business to our competitors and may hinder our ability to obtain new customers. Our system is vulnerable to damage from human error, power loss, facility failures, fire, earthquake, floods, telecommunications failure, break-ins, sabotage and vandalism. Moreover, we have not yet implemented a disaster recovery plan, and do not carry any business interruption insurance or have any secondary off-site systems.

RISKS RELATED TO OUR INDUSTRY

         OUR GROWTH AND PERFORMANCE MAY BE HINDERED IF THE INTERNET USE FAILS TO INCREASE AS PREDICTED.

         Demand for our services could be reduced if the market for business-related Internet solutions fails to develop further. Critical issues concerning the commercial use of the Internet remain unresolved and may hinder the growth of Internet use. These issues are particularly critical in the business sector -- our target market. If demand for our services fails to materialize at the anticipated levels, our revenues will also fail to reach expectations.

         THE MARKET FOR OUR PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The market for our products and services is rapidly evolving. Our market is also intensely competitive, partly due to relatively low barriers to entry. Many of our competitors and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than us. Moreover, our competitors may be able to negotiate contracts with suppliers on more favorable terms than we can. Some of these competitors may also provide products with some performance advantages over our products. Given the fierce competition in our industry and our comparatively limited resources, we may not be able to compete effectively.

         OUR SERVICES ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION. CHANGES IN LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

         We operate in an environment of unstable and evolving laws and regulations. Changes in applicable laws or regulations could impact our operations and impact our costs, service requirements and the scope of competition. Incumbent local carriers are likely to pursue efforts to affect the applicable laws and regulations in a manner that would be more favorable to them and that may be against our interests. The likely means to affect the laws include litigation in courts, administrative proceedings with the Federal Communications Commission and state telecommunications regulators and lobbying the U.S. Congress. We may choose to expend significant resources to participate in regulatory proceedings at the federal or state level. The expenses associated with participating in and complying with an evolving regulatory framework may increase our operating expenses beyond expectations. Despite our possible expenditures, we cannot assure any favorable results.

         DEMAND FOR OUR PRODUCTS AND OUR PROJECTED INCOME WILL FAIL TO MEET EXPECTATIONS IF DIGITAL SUBSCRIBER LINE SERVICES ARE NOT ACCEPTED BY BUSINESSES AT PROFITABLE PRICES.

         The market for high-speed Internet access, data transport and networking services using copper telephone lines is in the early stages of development. If the market for our digital subscriber line services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our operations and future revenue stream may not achieve our expectations. We cannot accurately predict the rate at which this market will grow or whether new or increased competition will result in market saturation. If demand for our products and services does not meet expectations, our revenues may be lower than anticipated.

         INTERNET SECURITY CONCERNS MAY HINDER THE DEVELOPMENT OF ELECTRONIC COMMERCE AND DEMAND FOR OUR PRODUCTS AND SERVICES.

         A significant barrier to commerce and communications over the Internet has been the need for the secure transmission of confidential information. Security breaches or the inadvertent transmission of computer viruses could expose us to litigation and possible liability. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. A party who is able to penetrate our network security could misuse our users' personal information and our users might sue us or bring claims against us. If any well-publicized compromise of security occurs, Internet usage and the demand for our services could decline.

RISKS RELATED TO THE SHARES BEING OFFERED

         OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD PREVENT A THIRD PARTY FROM

         BUYING US. AS A STOCKHOLDER, YOU MAY BE PREVENTED FROM CONSIDERING A THIRD PARTY'S OFFER.

         Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. Our articles of incorporation allow our board of directors to issue preferred stock with terms set by the board of directors and without stockholder approval. The preferred stock could be issued quickly with terms that delay or prevent a change in control or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease

         OUR STOCK PRICE HAS BEEN VOLATILE, AND IS LIKELY TO CONTINUE TO BE VOLATILE.

         The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet-related stocks in particular, have experienced significant price volatility and accordingly the trading price of our common stock is likely to be affected by this activity.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement. You can generally identify forward-looking statements by looking for words like may, will, expect, intend, estimate, anticipate, believe or continue. Variations on those or similar words, or the negatives of those or similar words, also may indicate forward-looking statements.

         This prospectus and the documents incorporated by reference contain forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. Our actual results may differ significantly from the results discussed in the forward-looking statements. This prospectus includes a discussion entitled "Risk Factors," discussing important factors that could cause our actual results to differ materially from our expectations. These risk factors are further discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of the 10-KSB and in our Form 10-QSB for the quarter ended June 30, 2000.

         If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock sold in this offering.

                                  RECENT EVENTS

         On September 11, 2000 we completed a reincorporation merger for the purpose of changing our state of incorporation from Utah to Delaware. As a part of the reincorporation, our name changed from MSI Holdings, Inc. to Aperian, Inc. The reincorporation was approved by our stockholders at our annual meeting on September 7, 2000. Our stockholders also approved a three-for-one stock combination of our common stock at the annual meeting. For further details, please see our Form 8-K, filed with the Securities and Exchange Commission on September 11, 2000, file number 000-08164.

                              SELLING STOCKHOLDERS

         The following table lists the owners of the common stock to be included in this registration statement. The table assumes exercise and conversion of all outstanding warrants and options covered by the shares contained in this registration statement. Each owner holds less than one percent of our fully diluted common stock.


                                                              RELATION                     TOTAL
                    NAME                                       TO US                       SHARES
                    ----                                      --------                     ------
Tomorrow's Technologies Investment Trust(1)                                                94,896
Michael W. Erwin                                              employee                     82,362
Sebastian D. Hassinger                                                                     27,113
Borrowed Time, Inc.                                                                        10,167
Robert P. Wolfe                                               employee                     29,238
Charles H. Scott, Jr.                                         employee                     45,527
Donald J. Nadon                                                                             3,118
Thomas J. Premo                                                                                13
L. Theodore Ollier                                                                            150
Michael G. Mood                                                                               271
Jennifer L. Alexander                                                                         135
Scott E. Mullen                                               employee                        610
Margaret Anne Green                                                                            68
Rob Nadon                                                                                     135
John N. Opiela                                                                                542
Terri England                                                                                  30
Marsha Sheiness                                                                                30
Eric B. Meyertons                                                                             122
Kevin L. Daffer                                                                               122
B. Noel Kivlin                                                                                122
Jeffrey C. Hood                                                                               122
Jeff A.McDaniel                                                                               122
Jason Hemmenway                                                                               718
Edward Kwan                                                   employee                      6,100
Susan Marie Beckwith                                                                           33
Kevin Harlon Ingle                                                                            542
Kimberly K. Reeb                                              employee                         85
Rhonda Simonson                                                                                 7
Robert W Blemler                                                                                4
Texas Two, Mike Neill Partner                                                                 407
Ronald W. Blemler                                                                              27
Richard E. Sepulveda                                                                          407
Thomas Preson Gregg                                                                           181
Michael Skelton                                                                               813
William Hurley                                                                                 41
Gerard I. Armstrong                                                                            41
Cegla, LTD.                                                                                 2,711
Holly Goff Broussard                                                                          383
Tadd Balfour                                                  employee                        271
Henry Davis                                                                                 1,355
Monica L. Knighton                                            employee                        271
James R. Wilson                                               employee                      5,761
Tracy Cogdill                                                 employee                     11,523
Matt Bradbury                                                 employee                      2,033
William A. Broussard                                                                        4,450
Adam Biskobing                                                                                135
Tomorrow's Technologies, Inc.(1)                                                               *
                                                                                          -------
TOTAL                                                                                     333,314
                                                                                          -------

(1) Tomorrow's Technologies Investment Trust may liquidate and distribute all of its shares of common stock of Aperian, Inc. to Tomorrow's Technologies, Inc. upon distribution of shares of common stock of Aperian, Inc. by Tomorrow's Technologies Investment Trust to Tomorrow's Technologies, Inc., a supplement prospectus to this prospectus reflecting the distribution will be filed.

                              PLAN OF DISTRIBUTION

         The shares of common stock being offered by the selling stockholders will be sold in one or more transactions on the NASDAQ National Market System or on any other market on which the common stock may be trading. The transactions may include block transactions. The shares may be sold in any of the following manners:

         o        privately negotiated transactions

         o        through the writing of options on the shares of common stock

         o        short sales

         o any combination of private transactions, writing options or short sales.

         The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price or any other price the selling stockholder determines. The shares of common stock may also be sold under Rule 144. The selling stockholder will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they believe the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. The shares may also be sold by pledges, donees, transferees or other successors in interest of a selling stockholder. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions. Market makers and block purchasers purchasing shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that any of the shares will be sold by the selling stockholders. After completing the sale of any of the shares offered by the selling stockholders, the selling stockholders and any brokers, dealers or agents may be underwriters.

         If we are notified of any material arrangement by a selling stockholder with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, under Rule 424(c) of the Securities Act. If filed, the supplemental prospectus will disclose:

         o        the name of each broker-dealer involved in the arrangement

         o        the number of shares involved

         o        the price at which shares were sold

         o any commissions paid or discounts or concessions allowed to each broker-dealer

         o that each broker-dealer did not conduct any investigation to verify the information presented or incorporated by reference in this document, as supplemented

         o        other facts material to the transaction.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and its rules and regulations. The Exchange Act and its rules and regulations may limit the timing of purchases and sales of any of the shares, which may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make for liabilities under the Securities Act.

         We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any, of counsel or other advisers to the selling stockholders. Any commissions, discounts or other fees payable to broker-dealers with any sale of the shares will be paid by the selling stockholders.

                             THE SECURITIES OFFERED

         We are authorized to issue up to 75,000,000 shares of common stock and up to 10,000,000 shares of preferred stock.

         As of October 2, 2000, there were 12,581,043 shares of common stock outstanding. No shares of preferred stock are outstanding and the board of directors has no intention or plan to issue preferred stock.

         The following is a summary of the material provisions and terms of our articles and bylaws that might be important to you as a stockholder. You should refer to our articles of incorporation and bylaws for a complete statement of your rights as a stockholder.

         As a holder of our common stock you will have one vote per share on all matters voted on by stockholders, including elections of directors. The articles of incorporation do not provide for cumulative voting. Cumulative voting is the ability to cast as many votes for a director as the stockholder has shares of stock multiplied by the numbers of directors to be elected, in the election of directors. The articles of incorporation also do not provide for preemptive rights. A preemptive right is a stockholder's right to acquire new shares issued by a company to preserve his proportional interest. Owners of our common stock will receive dividends if the board declares them out of available funds. However, we do not expect to declare or pay dividends on our common stock.

         The transfer agent for our common stock is Interwest Transfer Company, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at:

         Securities and Exchange Commission      or      Securities and Exchange Commission
         450 Fifth Street, N.W.                          801 Cherry Street, 19th Floor
         Washington, D.C. 20549                          Ft. Worth, Texas 76102

Further information on the SEC's public reference rooms, is available from the SEC at 1-800-SEC-0330. Our SEC filings are also available on the Internet at http://www.sec.gov.

         The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this document, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

         o Annual report on Form 10-KSB for the year ended March 31, 2000, as amended by Form 10-KSB/A, filed with the SEC on July 28, 2000

         o        Current report on Form 8-K, filed with the SEC on August 3,
                  2000

         o        Current report on Form 8-K, filed with the SEC on August 9,
                  2000

         o Quarterly report on Form 10-QSB for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000

         o        Current report on Form 8-K, filed with the SEC on September
                  11, 2000

         o All other reports filed with the SEC in compliance with Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended March 31, 2000

         o The description of our common stock contained in our registration statement on Form 10, filed with the SEC on October 27, 1975, file number M862263.

         We will deliver to each person receiving this document, a copy of any or all of the information that has been incorporated by reference and not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning:

                                  Aperian, Inc.
                              1121 East 7th Street
                               Austin, Texas 78702
                               Attn: James Wilson
                            Telephone: (512) 476-6925


                                 INDEMNIFICATION

         Our amended and restated articles of incorporation state that we may indemnify each of our directors, officers, employees, or agents to the full extent permitted by the laws of the State of Delaware. Our amended and restated articles of incorporation provide that directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for:

         o any breach of a director's duty of loyalty to us or our stockholders;

         o acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law;

         o unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law; and

         o any transaction in which the director derived an improper personal benefit.

         We are putting into place indemnification agreements with our directors and intend to enter into indemnification agreements with any new directors in the future. We may also purchase and maintain insurance to provide indemnification.

         Though indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or person controlling us under the provisions outlined above, we have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the shares offered by this document has been passed upon for us by Peter E. Lorenzen, our General Counsel.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB for the year ended March 31, 2000, as reflected in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

You should rely on the information contained in this document. We have not authorized anyone to provide you with information different from that contained in this document. The statements and representations contained in this document are true and correct as of the date indicated on the coverage page. The delivery of this document does not, under any circumstances, create the implication that there has been no change since that date. This document is not an offer to sell or a solicitation of an offer to buy any securities other than those securities to which the document relates. Moreover, this document does not constitute an offer to sell or a solicitation of an offer to buy in any circumstances in which an offer or solicitation is unlawful.

                                   ----------

                                Table of Contents

                                                   Page
                                                   ----
Risk Factors..........................................2
Use of Proceeds.......................................6
Selling Stockholders..................................7
Plan of Distribution..................................8
Securities Offered....................................9
Where You Can Find More Information..................10
Indemnification......................................10
Legal Matters........................................11
Experts..............................................11


                                     333,314


                                  APERIAN, INC.



                                  Common Stock



                                   ----------

                                   PROSPECTUS

                                   ----------